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Exhibit 99.2

Consideration

(In millions except for per share data)	Per Share	Aggregate
Effective Value to MCI Shareholders	$24.60	$7,997
Less: Quarterly Dividends	$(1.60)	$(520)
Cash Merger Consideration	$(7.50)	$(2,438)

Qwest Stock to Be Issued	$15.50	$5,039
Qwest Stock Price @2/11/05	$4.15
Exchange Ratio		3.735
Qwest Shares to be Issued		1,214
% of Pro Forma Outstanding Qwest Shares		40%

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  Exhibit 99.2